Exhibit 3.4

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

CONCERTO SOFTWARE GROUP HOLDINGS LTD.

(Adopted by special resolution passed on 2 September, 2004)

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CONCERTO SOFTWARE GROUP HOLDINGS LTD.

(Adopted by special resolution passed on 2 September, 2004)

1	The name of the Company is Concerto Software Group Holdings Ltd.

2	The registered office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$8,000 divided into 100,000,000 class L ordinary shares of a par value of US$0.0001 each, 100,000,000 class L non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class A-1 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class A-2 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class B-1 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class B-2 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class C-1 non-voting ordinary shares of a par value of US$0.00001 each and 100,000,000 class C-2 non-voting ordinary shares of a par value of US$0.00001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

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CERTIFIED TO BE A TRUE AND CORRECT COPY

SIG.	/s/ DONNEL H. DIXON
DONNEL H. DIXON
Sr. Asst. Registrar of Companies

Date.	3rd September, 2004

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CONCERTO SOFTWARE GROUP HOLDINGS LTD.

(Adopted by special resolution passed on 2 September, 2004)

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means an entity controlling, under common control or controlled by another entity.

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Class A-1 Share”	means a class A-1 non-voting ordinary share in the Company of a par value of US$0.00001 each.

“Class A-2 Share”	means a class A-2 non-voting ordinary share in the Company of a par value of US$0.00001 each.

“Class B-1 Share”	means a class B-1 non-voting ordinary share in the Company of a par value of US$0.00001 each.

“Class B-2 Share”	means a class B-2 non-voting ordinary share in the Company of a par value of US$0.00001 each.

“Class C-1 Share”	means a class C-1 non-voting ordinary share in the Company of a par value of US$0.00001 each.

“Class C-2 Share”	means a class C-2 non-voting ordinary share in the Company of a par value of US$0.00001 each.

“Class L Share”	means a class L ordinary share in the Company of a par value of US$0.00001 each.

“Class L Non-Voting Share”	means a class L non-voting ordinary share in the Company of a par value of US$0.00001 each.

“Company”	means Concerto Software Group Holdings Ltd.

“Company Equity Securities”	has the meaning set out in Article 150.

“Conversion Shares”	has the meaning set out in Article 150.

“Date of Issuance”	has the meaning set out in Article 150.

“Directors”	means the directors for the time being of the Company.

“Distribution”	has the meaning set out in Article 150.

“Dividend”	includes an interim dividend.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Four Times Target Return”	has the meaning set out in Article 150.

“Golden Gate Members”	means, for so long as they are Members, the following Members of the Company and any of their respective transferees of any Ordinary Shares of the Company: CCG Investments BVI, L.P.; CCG Associates - QP, L.L.C.; CCG Associates - AI, L.L.C.; CCG Investment Fund - AI, L.P.; CCG AV, LLC. - series C; CCG AV, L.L.C. - series F; and CCG CI, L.L.C.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Note”	has the meaning set out in Article 150.

“Oak Members”	means, for so long as they are Members, the following Members of the Company and any of their respective transferees of any Ordinary Shares of the Company: Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates Fund, Limited Partnership; Oak IX Affiliates Fund-A, Limited Partnership; Oak Investment Partners X, Limited Partnership; and Oak X Affiliates Fund, Limited Partnership.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution passed by the holders of a simple majority of the issued Shares giving such entitlement. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the regulations of the Articles.

“Ordinary Shares”	has the meaning set out in Article 6.

“Preference Amount”	has the meaning set out in Article 150.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company (if any) and includes any duplicate seal.

“Secretary”	includes an assistant secretary and any person appointed to perform the duties of secretary of the Company.

“Share” and “Shares”	means a share or shares in the Company and includes the Class A-1 Shares, the Class A-2 Shares, the Class B-1 Shares, the Class B-2 Shares, the Class C-1 Shares, the Class C-2 Shares, the Class L Shares, the Class L Non-Voting Shares and any fraction of a share.

“Shareholders Agreement”	means that certain Shareholders Agreement, dated on or about February 9, 2004, as amended, restated or otherwise modified from time to time, among the Company and certain of its members.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2004 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof from the time being in force.

“Subsidiary”	means any company, body corporate or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

“Two and One-Half Times Target Return”	has the meaning set out in Article 150.

“Unpaid Class A-1 Yield”	has the meaning set out in Article 150.

“Unpaid Class B-1 Yield”	has the meaning set out in Article 150.

“Unpaid Class C-1 Yield”	has the meaning set out in Article 150.

“Unpaid Class L Yield”	has the meaning set out in Article 150.

“Unreturned Preference Amount”	has the meaning set out in Article 150.

“Yield”	has the meaning set out in Article 150.

2	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include corporations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8	in these Articles Section 8 of the Electronic Transactions Law shall not apply.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the Shares may have been allotted.

4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES AND SHARE CAPITAL

5	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue Shares to bearer.

6	The share capital of the Company at the date of adoption of these articles is US$8,000 divided into 100,000,000 Class L Shares, 100,000,000 Class L Non-Voting Shares, 100,000,000 Class A-1 Shares, 100,000,000 Class A-2 Shares, 100,000,000 Class B-1 Shares, 100,000,000 Class B-2 Shares, 100,000,000 Class C-1 Shares and 100,000,000 Class C-2 Shares (together, the “Ordinary Shares”). The Ordinary Shares have the special rights and privileges and are subject to the restrictions set out in articles 148 to 150 inclusive.

REGISTER OF MEMBERS

7	The Company shall maintain a register of its Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

8	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the register shall be closed for at least ten days immediately preceding the meeting.

9	In lieu of, or apart from, closing the register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, and for the purpose of determining the Members entitled to receive payment of any Dividend the Directors may, at or within ninety days prior to the date of declaration of such Dividend, fix a subsequent date as the record date for such determination.

10	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

11	Except as otherwise provided in the Note, a Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Subject as provided in the Shareholders Agreement, share certificates, if any, representing Shares of each class shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

12	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

13	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

14	Subject as provided in the Shareholders Agreement or in any other separate written agreement between the Company and any Member restricting the transfer of Shares, Shares are transferable. Any proposed transfer of Shares shall be subject to the consent of the Directors and the Directors shall in determining whether or not to grant such consent take into account, and act in accordance with, the terms of the aforementioned agreements. The Directors shall not refuse their consent to any transfer that is subject to the Shareholders Agreement and is made in compliance with the Shareholders Agreement and shall refuse their consent to any transfer that is subject to the Shareholders Agreement and that does not comply with the Shareholders Agreement.

15	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of Members.

REDEMPTION AND REPURCHASE OF SHARES

16	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution determine before the issue of the Shares.

17	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that, except in the case of a purchase in accordance with subparagraph 10(b)(iii) of the Note, the Members shall have approved the manner of purchase by Ordinary Resolution.

18	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a simple majority of the issued Shares of that class, or with the sanction of an Ordinary Resolution passed at a meeting of the holders of the Shares of that class. Notwithstanding the foregoing provisions of this Article 19, the rights attached to the Class L Non- Voting Shares shall not be varied without the consent in writing of the holders of three-fourths of such shares or the sanction of a resolution which has received the affirmative vote of the holders of not less than three-fourths of such shares, and for these purposes, prior to conversion in full of the Note, the holder of the Note shall be deemed to hold that number of Conversion Shares which such holder would have held had the Note been converted in full (and shall be entitled to the corresponding voting rights).

20	The provisions of these Articles relating to general meetings (other than Article 85, which shall not apply to the extent specified in Articles 19-21) shall apply to every such meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

21	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

22	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

23	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

24	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

25	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

26	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

27	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

28	Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

29	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

30	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

31	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

32	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

33	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

34	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

35	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

36	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

37	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

38	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

39	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

40	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

41	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

42	Subject as provided in the Shareholders Agreement or any separate written agreement between the Company and any Member restricting the transfer of Shares, if a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

43	Subject as provided in the Shareholders Agreement or any separate written agreement between the Company and any Member restricting the transfer of Shares, any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy as the case may be.

44	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

45	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

46	The Company may by Ordinary Resolution:

46.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

46.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

46.3	by subdivision of its existing Shares or any of them divide the whole or any part of its Share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

46.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person,

PROVIDED THAT if at any time the share capital of the Company is divided into different classes of Shares, no consolidation, division or subdivision pursuant to paragraphs 46.2 or 46.3 above shall be permitted unless all classes of Shares are subjected to an equal degree of consolidation, division or subdivision and PROVIDED FURTHER THAT for the avoidance of doubt no such consolidation, division or subdivision shall constitute a payment of Yield or a payment of Unreturned Preference Amount.

47	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

48	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

48.1	change its name;

48.2	alter or add to these Articles;

48.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

48.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

49	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

50	All general meetings other than annual general meetings shall be called extraordinary general meetings.

51	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday of May of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

52	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

53	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

54	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than twenty per cent. in par value of the capital of the Company as at that date carries the right of voting at general meetings of the Company.

55	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

56	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

57	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

58	At least five days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

58.1	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

58.2	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding over fifty per cent in par value of the Shares giving that right.

59	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

60	No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative shall be a quorum unless the Company has one Member in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.

61	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

62	A Special Resolution in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. A resolution (other than a Special Resolution) in writing (in one or more counterparts) signed by Members holding a simple majority of the issued Shares which for the time being entitle them to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

63	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

64	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

65	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

66	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

67	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least twenty per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

68	Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

69	The demand for a poll may be withdrawn.

70	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

71	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

72	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

VOTES OF MEMBERS

73	Other than the holders of Class A-1 Shares, Class A-2 Shares, Class B-1 Shares, Class B-2 Shares, Class C-1 Shares, Class C-2 Shares and Class L Non-Voting Shares (who shall have, except as set forth elsewhere in these Articles, no right to receive notice of, attend or vote on any matters submitted to a vote of the Members, including without limitation election of directors), and subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.

74	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of Members.

75	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

76	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares in the Company unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

77	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

78	On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

79	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

80	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

81	The instrument appointing a proxy (and any authority under which it is executed) shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting, provided that the chairman may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

82	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

83	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office or such other location determined by the Board before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

84	Any corporation or other non-natural person which is a Member of the Company may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

85	Shares in the Company that are beneficially owned by the Company, and Class A-1 Shares, Class A-2 Shares, Class B-1 Shares, Class B-2 Shares, Class C-1 Shares, Class C-2 Shares and Class L Non-Voting Shares regardless of who may be the owner, shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

86	Subject as provided in the Shareholders Agreement, there shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers.

POWERS OF DIRECTORS

87	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

88	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

89	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

90	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

91	Subject as provided in the Shareholders Agreement, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

92	Subject as provided in the Shareholders Agreement, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

VACATION OF OFFICE OF DIRECTOR

93	The office of a Director shall be vacated if:

93.1	he gives notice in writing to the Company that he resigns the office of Director; or

93.2	if he dies; or

93.3	if he is found to be or becomes of unsound mind.

QUORUM

94	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office only as an alternate Director shall, if his appointor is not present, be counted in the quorum.

PROCEEDINGS OF DIRECTORS

95	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

96	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

97	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

98	A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

99	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

100	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

101	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

102	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

103	A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

104	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

105	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

106	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

107	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

108	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

109	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

110	The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

111	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

112	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

113	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

114	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

ALTERNATE DIRECTORS

115	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

116	An alternate Director shall be entitled to receive notice of all meetings of Directors and of a meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

117	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

118	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

119	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

120	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

121	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

122	The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

123	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

124	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

125	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

126	Subject to the Statute and as otherwise provided in these Articles, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

127	All Dividends shall be declared and paid according to the rights attached to Shares set forth in these Articles. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

128	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

129	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

130	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

131	No Dividend or distribution shall bear interest against the Company.

CAPITALISATION

132	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and, subject to the provisions of Article 150, to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

133	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

134	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

135	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

136	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

137	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

138	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

139	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

140	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

141	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

142	Notice of every general meeting shall be given in any manner hereinbefore authorised to the holder of the Note and to every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

143	Except as otherwise provided in these Articles, if the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. Except as otherwise provided in these Articles, if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

144	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members consistent with these Articles. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

145	Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own wilful neglect or default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the wilful neglect or default of such Director, agent or officer.

FINANCIAL YEAR

146	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

147	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

RIGHTS, PRIVILEGES AND RESTRICTIONS

ATTACHED TO THE ORDINARY SHARES

148	The funds which the Company may decide to distribute pursuant to Article 126 in respect of any financial year or other period for which its accounts are made up shall be applied in paying to each holder of an Ordinary Share a dividend which shall constitute a Distribution and be paid in accordance with the provisions of Article 150 below.

149	On a return of capital on a winding up (or otherwise) (but not in respect of any redemption, conversion or purchase of shares by the Company) the assets of the Company available for distribution to the Members shall be applied in paying to each holder of an Ordinary Share a sum which shall constitute a Distribution and be paid in accordance with the provisions of Article 150 below.

150	At the time of each Distribution, such Distribution shall be made to the holders of the Ordinary Shares in the following priority:

150.1	The holders of the Class L Shares, the holders of the Class L Non-Voting Shares and the holders of the Class A-1 Shares, together as a group, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unpaid Class L Yield of the Class L Shares, the aggregate Unpaid Class L Yield of the Class L Non-Voting Shares and the aggregate Unpaid Class A-1 Yield of the Class A-1 Shares held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Class L Yield on the issued Class L Shares, the aggregate Unpaid Class L Yield on the issued Class L Non-Voting Shares and the aggregate Unpaid Class A-1 Yield on the issued Class A-1 Shares as of the time of such Distribution, and no Distribution or any portion thereof shall be made under any other paragraph of this Article 150 until the entire amount of the Unpaid Class L Yield on the issued Class L Shares, the Unpaid Class L Yield on the issued Class L Non-Voting Shares and the Unpaid Class A-1 Yield on the issued Class A-1 Shares as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 150.1 to holders of the Class L Shares, the holders of the Class L Non-Voting Shares and the holders of the Class A-1 Shares shall constitute a payment of Class L Yield on the Class L Shares and the Class L Non-Voting Shares and a payment of Class A-1 Yield on the Class A-1 Shares.

150.2	After the required amount of a Distribution has been made in full pursuant to paragraph 150.1 above, the holders of the Class L Shares and the holders of the Class L Non-Voting Shares, together as a group, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unreturned Preference Amount of the Class L Shares and the aggregate Unreturned Preference Amount of the Class L Non-Voting Shares held by each such holder as of the time of such Distribution) equal to the aggregate Unreturned Preference Amount of the issued Class L Shares and the aggregate Unreturned Preference Amount of the issued Class L Non-Voting Shares as of the time of such Distribution, and no Distribution or any portion thereof shall be made under any other paragraph of this Article 150 until the entire amount of the Unreturned Preference Amount of the issued Class L Shares and the entire amount of the Unreturned Preference Amount of the issued Class L Non-Voting Shares as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 150.2 to holders of the Class L Shares and the holders of the Class L Non-Voting Shares shall constitute a return of Preference Amount of the Class L Shares and the Class L Non-Voting Shares.

150.3	After the required amount of a Distribution has been made in full pursuant to paragraphs 150.1 and 150.2 above, the holders of Class L Shares, the holders of Class L Non-Voting Shares, the holders of Class A-1 Shares and the holders of Class A-2 Shares, together as a group, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the number of Class L Shares, Class L Non-Voting Shares, Class A-1 Shares and Class A-2 Shares held by each such holder as of the time of such Distribution) until and to the extent the Two and One-Half Times Target Return has been achieved, and no Distribution or any portion thereof shall be made under any other paragraph of this Article 150 until each Golden Gate Member and each Oak Member has received Distributions in respect of such Member’s Company Equity Securities acquired pursuant to the Share Capital Purchase Agreement in an amount equal to the Two and One-Half Times Target Return.

150.4	After the required amount of a Distribution has been made in full pursuant to paragraphs 150.1, 150.2 and 150.3 above, the holders of the Class B-1 Shares shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unpaid Class B-1 Yield of the Class B-1 Shares held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Class B-1 Yield on the issued Class B-1 Shares as of the time of such Distribution, and no Distribution or any portion thereof shall be made under any other paragraph of this Article 150 until the entire amount of the Unpaid Class B-1 Yield on the issued Class B-1 Shares as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 150.4 to holders of the Class B-1 Shares shall constitute a payment of Yield on the Class B-1 Shares.

150.5	After the required amount of Distribution has been made in full pursuant to paragraphs 150.1, 150.2, 150.3 and 150.4 above, the holders of Class L Shares, the holders of Class L Non-Voting Shares, the holders of Class A-1 Shares, the holders of Class A-2 Shares, the holders of Class B-1 Shares and the holders of Class B-2 Shares, together as a group, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the number of Class L Shares, Class L Non-Voting Shares, Class A-1 Shares, Class A-2 Shares, Class B-1 Shares and Class B-2 Shares held by each such holder as of the time of such Distribution) until and to the extent the Four Times Target Return has been achieved, and no Distribution or any portion thereof shall be made under any other paragraph of this Article 150 until each Golden Gate Member and each Oak Member has received Distributions in respect of such Member’s Company Equity Securities acquired pursuant to the Share Capital Purchase Agreement in an amount equal to the Four Times Target Return.

150.6	After the required amount of a Distribution has been made in full pursuant to paragraphs 150.1, 150.2, 150.3, 150.4 and 150.5 above, the holders of the Class C-1 Shares shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unpaid Class C-1 Yield of the Class C-1 Shares held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Class C-1 Yield on the issued Class C-1 Shares as of the time of such Distribution, and no Distribution or any portion thereof shall be made under any other paragraph of this Article 150 until the entire amount of the Unpaid Class C-1 Yield on the issued Class C-1 Shares as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 150.6 to holders of the Class C-1 Shares shall constitute a payment of Yield on the Class C-1 Shares.

150.7	After the required amount of Distribution has been made in full pursuant to paragraphs 150.1, 150.2, 150.3, 150.4, 150.5 and 150.6 above, the holders of the Ordinary Shares, together as a group, shall be entitled to receive the remaining portion of such Distribution (ratably among such holders based upon (i) the number of Class L Shares held by each such holder as of the time of such Distribution, (ii) the number of Class L Non-Voting Shares held by each such holder as of the time of such Distribution, (iii) the number of Class A-1 Shares held by each such holder as of the time of such Distribution, (iv) the number of Class A-2 Shares held by each such holder as of the time of such Distribution, (v) the number of Class B-1 Shares held by each such holder as of the time of such Distribution, (vi) the number of Class B-2 Shares held by each such holder as of the time of such Distribution, (vii) the number of Class C-1 Shares held by each such holder as of the time of such Distribution and (viii) the number of Class C-2 Shares held by each such holder as of the time of such Distribution).

For the purposes of the foregoing provisions of this Article 150 and the definitions below:

(a)	in the determination of the amount of any profit for the purposes of any Special Distribution, amounts payable pursuant to paragraph 10(a) of the Note shall not be taken into account as liabilities; and

(b)	the proportion of any Special Distribution to which each Member and the holder of the Note is entitled (and the priority of payment thereof) shall be calculated as if the then outstanding principal amount of the Note had been converted in full and all Conversion Shares in respect thereof had been issued on the Date of Issuance and such Conversion Shares (together with any additional Ordinary Shares that would have been issued to the holder in respect of such Conversion Shares) had participated in such Distribution in accordance with this Article 150, and the term “Share” shall be construed accordingly.

“Company Equity Securities” means any equity securities of the Company or any of its Subsidiaries (including any securities exchanged for any equity securities).

“Conversion Price” means the Conversion Price as defined in, and determined in accordance with, the Note.

“Conversion Shares” means Class L Non-Voting Shares or other Company Equity Securities issued or issuable upon conversion of the Note.

“Date of Issuance” means September 3, 2004.

“Distribution” means each distribution made by the Company to the holders of Ordinary Shares, whether in cash, property, or securities of the Company and whether by dividend, liquidation distribution or otherwise; provided that neither of the following shall be a Distribution: (a) any redemption, conversion or purchase by the Company of any Ordinary Shares for any reason solely from the Company’s or its Subsidiaries’ former employees, directors or consultants or (b) any recapitalization or exchange of any Shares, or any consolidation or division (by way of stock split, stock dividend or otherwise) or any combination (by way of stock split, stock dividend or otherwise) of any issued Ordinary Shares.

“Four Times Target Return” means the actual receipt by each Golden Gate Member and each Oak Member of cash, securities or other property (with the fair market value of any securities or other property determined in good faith by the Directors) with respect to and/or in exchange for its Company Equity Securities acquired pursuant to the Share Capital Purchase Agreement (whether such payments are received from the Company or a third party, but excluding, for avoidance of doubt, any fees paid or payable to the Golden Gate Members or the Oak Members or their respective affiliates) equal to four times such Member’s aggregate investment in such Company Equity Securities. For purposes hereof, the “investment” of the Golden Gate Members and the Oak Members in the Company Equity Securities acquired pursuant to the Share Capital Purchase Agreement means the aggregate amount equal to the product of (i) the sum of all Class L Shares and Class L Non-Voting Shares acquired by such Person pursuant to the Share Capital Purchase Agreement multiplied by (ii) the Preference Amount of such Shares. A determination will be made hereunder each time a Golden Gate Member or an Oak Member actually receives distributions with respect to and/or in exchange for its Company Equity Securities acquired pursuant to the Share Capital Purchase Agreement, and each Golden Gate Member and each Oak Member will cooperate with the Company and provide the Company with all reasonably requested information to determine whether the Four Times Target Return has been achieved.

“Note” means that certain Convertible Subordinated Promissory Note issued to Rockwell Automation Holdings, Inc. on the Date of Issuance and which is convertible into Conversion Shares.

“Preference Amount” means (i) (A) with respect to each Class L Share and each Class L Non-Voting Share acquired on or prior to February 9, 2004, $1.35294 per share, (B) with respect to each Class L Share and each Class L Non-Voting Share acquired after February 9, 2004 (other than any Conversion Share issued upon conversion of all or any portion of the Note or pursuant to paragraph 10(c) of the Note), the purchase price originally paid to the Company therefor, (C) with respect to each Conversion Share issued upon conversion of the Note, the then applicable Conversion Price and (D) with respect to each Conversion Share issued pursuant to paragraph 10(c) of the Note, the then applicable Restricted Share Purchase Price (as defined in the Note) (in the case of each of the aforementioned clauses (A), (B), (C) and (D), as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class L Shares and the Class L Non-Voting Shares) and (ii) with respect to each Class A-1 Share, Class B-1 Share and Class C-1 Share, the purchase price originally paid to the Company therefor (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class A-1 Shares, Class B-1 Shares and Class C-1 Shares).

“Share Capital Purchase Agreement” means that certain Share Capital Purchase Agreement dated on or about February 9, 2004 among the Company, each Golden Gate Member, each Oak Member and the other Persons party thereto.

“Special Distribution” means a Distribution in respect of which the holder of the Note is entitled to payment pursuant to paragraph 10(a) of the Note.

“Two and One-Half Times Target Return” means the actual receipt by each Golden Gate Member and each Oak Member of cash, securities or other property (with the fair market value of any securities or other property determined in good faith by the Directors) with respect to and/or in exchange for its Company Equity Securities acquired pursuant to the Share Capital Purchase Agreement (whether such payments are received from the Company or a third party, but excluding, for avoidance of doubt, any fees paid or payable to the Golden Gate Members or the Oak Members or their respective affiliates) equal to two and one-half times such Member’s aggregate investment in such Company Equity Securities. Notwithstanding the foregoing, with respect to any Distribution made in connection with the consummation of the liquidation (whether by sale, merger, liquidating distribution or otherwise) by each Golden Gate Member and each Oak Member of all of their Company Equity Securities: (i) on or prior to February 9, 2005, the words “two and one half times” in the immediately preceding sentence shall be replaced with the words “one and one half times”, (ii) after February 9, 2005 and on or prior to August 9, 2005, the words “two and one half times” in the immediately preceding sentence shall be replaced with the words “one and three-fourths times”, (iii) after August 9, 2005 and on or prior to February 9, 2006, the words “two and one half times” in the immediately preceding sentence shall be replaced with the words “two times” and (iv) after February 9, 2006 and on or prior to August 9, 2006, the words “two and one half times” in the immediately preceding sentence shall be replaced with the words “two and one-fourth times”. For purposes hereof, the “investment” of the Golden Gate Members and the Oak Members in the Company Equity Securities acquired pursuant to the Share Capital Purchase Agreement means the aggregate amount equal to the product of (i) the sum of all Class L Shares and Class L Non-Voting Shares acquired by such Person pursuant to the Share Capital Purchase Agreement multiplied by (ii) the Preference Amount of such Shares. A determination will be made hereunder each time a Golden Gate Member or an Oak Member actually receives distributions with respect to and/or in exchange for its Company Equity Securities acquired pursuant to the Share Capital Purchase Agreement, and each Golden Gate Member and each Oak Member will cooperate with the Company and provide the Company with all reasonably requested information to determine whether the Two and One-Half Times Target Return has been achieved.

“Unpaid Class A-1 Yield” of any Class A-1 Share means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such Share, over (b) the aggregate amount of Distributions made by the Company that constitute payment of Yield on such Share.

“Unpaid Class B-1 Yield” of any Class B-1 Share means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such Share, over (b) the aggregate amount of Distributions made by the Company that constitute payment of Yield on such Share.

“Unpaid Class C-1 Yield” of any Class C-1 Share means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such Share, over (b) the aggregate amount of Distributions made by the Company that constitute payment of Yield on such Share.

“Unpaid Class L Yield” of any Class L Share and any Class L Non-Voting Share means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such Share, over (b) the aggregate amount of Distributions made by the Company that constitute payment of Yield on such Share.

“Unreturned Preference Amount” of any Share means an amount equal to the excess, if any, of (a) the Preference Amount of such Share, over (b) the aggregate amount of Distributions made by the Company that constitute a return of Preference Amount of such Share.

“Yield” means (i) with respect to each Class L Share and each Class L Non-Voting Share for each calendar quarter, the amount accruing on such Share (including, in the case of any Class L Non-Voting Share received in exchange for a Class L Share or vice versa, from the date of issuance of any such Class L Share or Class L Non-Voting Share) each day during such quarter at the rate of 10% per annum of the sum of (A) such Share’s Unreturned Preference Amount, plus (B) Unpaid Class L Yield thereon for all prior quarters (it being understood and acknowledged that any Conversion Share issued upon the conversion of all or any portion of the Note or pursuant to paragraph 10(c) of the Note shall be deemed issued as of the Date of Issuance for purposes of computing the Yield accrued on each such Share) and (ii) with respect to each Class A-1 Share, each Class B-1 Share and each Class C-1 Share for each calendar quarter, the amount accruing on such Share each day during such quarter at the rate of 10% per annum of the sum of (A) such Share’s Unreturned Preference Amount, plus (B) Unpaid Class A-1 Yield, Unpaid Class B-1 Yield or Unpaid Class C-1 Yield, as the case may be, for all prior quarters. In calculating the amount of any Distribution to be made during a calendar quarter, the portion of a Share’s Yield for such portion of such quarter elapsing before such Distribution is made shall be taken into account.

CERTIFIED TO BE A TRUE AND CORRECT COPY

SIG.	/s/ DONNEL H. DIXON
DONNEL H. DIXON
Sr. Asst. Registrar of Companies

Date.	3rd September, 2004

CONCERTO SOFTWARE GROUP HOLDINGS LTD.

(the “Company”)

WRITTEN RESOLUTIONS DATED 22 SEPTEMBER 2005

IT IS RESOLVED BY WAY OF A SPECIAL RESOLUTION THAT the name of the Company be and hereby is changed with immediate effect to:

“Aspect Software Group Holdings Ltd.”

IT IS RESOLVED BY WAY OF ORDINARY RESOLUTION THAT the authorised share capital of the Company be and hereby is increased from US$8,000 divided into 100,000,000 class L ordinary shares of a par value of US$0.00001 ear , 100,000,000 class L non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class A-1 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class A-2 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class B-1 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class B-2 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class C-1 non-voting ordinary shares of a par value of US$0.00001 each and 100,000,000 class C-2 non-voting ordinary shares of a par value of US$0.00001 each to US$10,000 divided into 300,000,000 class L ordinary shares of a par value of US$0.00001 each, 100,000,000 class L non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class A-1 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class A-2 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class B-1 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class B-2 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class C-1 non-voting ordinary shares of a par value of US$0.00001 each and 100,000,000 class C-2 non-voting ordinary shares of a par value of US$0.00001 each.

IT IS RESOLVED BY WAY OF ORDINARY RESOLUTION THAT, in accordance with the Exchange Agreement attached hereto as Annex A, the Company purchase from the shareholders identified in the ‘Schedule of Shareholders’ to the Exchange Agreement, class L non-voting shares of a par value of US$0.00001 each in the capital of the Company out of the proceeds of a fresh issue by the Company to such shareholders of class L ordinary shares of a par value of US$0.00001 each in the capital of the Company.

IT IS RESOLVED BY WAY OF ORDINARY RESOLUTION THAT, in accordance with the Share Purchase Agreement attached hereto as Annex B, the Company purchase from the Executives (as defined in the Share Purchase Agreement) certain class L non-voting shares of a par value of US$0.00001 each in the capital of the Company at a purchase price per share of (i) US$1.5787 and (ii) a fresh issue by the Company to such Executives of one class A-2 non-voting share of a par value of US$0.00001 in the capital of the Company.

IT IS RESOLVED BY WAY OF ORDINARY RESOLUTION THAT the Company enter the Director or Officer Indemnification Agreement attached hereto as Annex C.

[remainder of page intentionally blank]

CONCERTO SOFTWARE GROUP HOLDINGS LTD. -SHAREHOLDER RESOLUTION

Signed:

CCG Investments (BVI), L.P.

CCG Associates – QP, L.L.C.

CCG Associates – A1, L.L.C.

CCG Investment Fund – A1, LP

CCG AV, L.L.C. – series C

CCG AV, L.L.C. – series F

CCG CI, L.L.C.

BY:	Golden Gate Capital Management, L.L.C.
Their:	Authorised Representative

/s/ David Dominik
Name:	David Dominik
Its:	Managing Director

2

ASPECT SOFTWARE GROUP HOLDINGS LTD.

(the “Company”)

Written Special Resolutions of the voting shareholders of the Company.

1	It is resolved as a SPECIAL RESOLUTION:

1.1	THAT the Article 17 of the Company’s Articles of Association be deleted in its entirety and replaced by the following:

“17 Subject to Articles 18A and the Statute, the Company may purchase its own Shares (including redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.”

1.2	THAT the Company’s Articles of Association be amended by the insertion of the following new Articles 18A, 18B, 18C and 18D:

“18A The Directors may cause the Company to compulsorily purchase any or all of the Class B-1 Shares and/or Class C-1 Shares held by any person, at any time, and for any reason, at par and on such other terms as the Directors may determine In their sole discretion, provided however, that at the time of the repurchase the Company Is able to pay its debts as they fall due in the ordinary course of its business.

18B If the Directors determine compulsorily to purchase any or all of Class B-1 Shares and/or Class C-1 Shares they shall give the holder of the relevant class of Shares such notice, and within such period, as the Directors shall determine.

18C Any amount payable to a Member for the redemption or purchase of Shares shall be paid in such currency or currencies as the Directors may determine. In the absence of directions as to payment the Company may remit, as the case may be. redemption proceeds or purchase proceeds by cheque to the address of the Member appearing on the register of Members or by wire transfer to such account as the Directors deem appropriate in the circumstances. The Company shall not be liable for any loss resulting from this procedure.

18D On any redemption or purchase of Shares the Directors shall have the power to divide in specie the whole or any part of the assets of the Company (including, without limitation, shares, debentures, or securities of any other company whether or not held by the Company on the redemption date or purchase date in question) and to appropriate such assets in satisfaction or part satisfaction of as the case may be. the redemption price or the purchase price.”

1.3	THAT effective as of 30 March 2010, the rights attached to the Class B-2 Shares and Class C-2 Shares be varied by the deletion in their entirety and the substitution in their place of the rights attached to the Company’s Class A-2 Shares as set forth in the Company’s amended and restated memorandum and articles of association (adopted by special resolution on 2 September 2004); and

1.4	THAT all references in the Company’s amended and restated memorandum and articles of association (adopted by special resolution on 2 September 2004) to the Class B-2 Shares and Class C-2 Shares be deemed to references to the Class A-2 Shares such that the authorised share capital of the Company is US$10,000 divided into 300,000,000 class L ordinary shares of a par value of US$0.00001 each, 100,000,000 class L non-voting ordinary of a par value of US$0.00001 each, 100,000,000 class A-1 non-voting ordinary shares of a par value of US$0.00001 each, 300,000,000 class A-2 non-voting ordinary shares of a par value of US$0.00001 each, 100,000,000 class B-1 non-voting ordinary shares of a par value of US$0.00001 each and 100,000,000 class C-1 non-voting ordinary shares of a par value of US$0.00001 each.

ASPECT SOFTWARE GROUP HOLDINGS LTD.

2	It is resolved as an ORDINARY RESOLUTION:

2.1	THAT, following the adoption of the Special Resolutions noted above, the repurchase by the Company from James D. Foy of (i) 49,700 of the Company’s Class B-2 non-voting ordinary shares of a par value of US$0.00001 each and (ii) 13,050 of the Company’s Class C-2 non-voting ordinary shares of a par value of US$0.00001 each in accordance with the terms of the Call Right (as defined in the share purchase agreement entered into by the Company and James D. Foy in connection with the issue of such shares) be approved.

[Remainder of page intentionally blank]

2

ASPECT SOFTWARE GROUP HOLDINGS LTD.

SIGNED by the holders of all of the Company’s Voting L Shares on 28 March 2010.

CCG Investments BVI, L.P.
CCG Associates – GP, L.L.C.
CCG Associates – A1, L.L.C.
CCG Investment Fund – A1, L.P.
CCG AV, L.L.C. – series A
CCG AV, L.L.C. – series C
CCG AV, L.L.C. – series F
CCG AV, L.L.C. – series I
CCG CI, L.L.C.

By:	Golden Gate Capital Management, L.L.C.
Its:	Authorized Representative

By:	/s/ David Dominik
Name:	David Dominik
Its:	Managing Director

Golden Gate Capital Investment Fund II, LP
Golden Gate Capital Investment Fund II-A, LP
Golden Gate Capital Investment Fund II (A1), LP
Golden Gate Capital Investment Fund II-A (A1), LP
Golden Gate Capital Associates II-CP, LLC
Golden Gate Capital Associates II-A1, LLC

By:	Golden Gate Capital Management II, L.L.C.
Its:	Authorized Representative

By:	/s/ David Dominik
Name:	David Dominik
Its:	Managing Director

3

ASPECT SOFTWARE GROUP HOLDINGS LTD.

OAK INVESTMENT PARTNERS IX, LIMITED PARTNERSHIP

By:	Oak Associates IX, LLC
Its:	General Partner

By:	/s/ Fredric W. Harman
Name:	Fredric W. Harman
Its:	Managing Member

OAK IX AFFILIATES FUND, LIMITED PARTNERSHIP

By:	Oak IX Affiliates, LLC
Its:	General Partner

By:	/s/ Frederic W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

OAK IX AFFILIATES FUND-A, LIMITED PARTNERSHIP

By:	Oak IX Affiliates, LLC
Its:	General Partner

By:	/s/ Frederic W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

OAK INVESTMENT PARTNERS X, LIMITED PARTNERSHIP

By:	Oak Associates X, LLC
Its:	General Partner

By:	/s/ Frederic W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

4

ASPECT SOFTWARE GROUP HOLDINGS LTD.

OAK X AFFILIATES FUND, LIMITED PARTNERSHIP

By:	Oak X Affiliates, LLC
Its:	General Partner

By:	/s/ Frederic W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP

By:	Oak Associates XI, LLC
Its:	General Partner

By:	/s/ Frederic W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

5

ASPECT SOFTWARE GROUP HOLDINGS LTD.

ASPECT SOFTWARE GROUP HOLDINGS LTD.

(the “Company”)

Written Special Resolutions of the voting shareholders of the Company.

1	It is resolved as a SPECIAL RESOLUTION:

1.1	THAT, the rights attached to the authorised but unissued Class B-1 Shares and Class C-1 Shares be varied by the deletion in their entirety and the substitution in their place of the rights attached to the Company’s Class A-1 Shares as set forth in the Company’s amended and restated memorandum and articles of association (adopted by special resolution on 2 September 2004 as amended on 22 September 2005 and 28 March 2010); and

1.2	THAT all references in the Company’s amended and restated memorandum and articles of association (adopted by special resolution on 2 September 2004 as amended on 22 September 2005 and 28 March 2010) to the Class B-1 Shares and Class C-1 Shares be deemed to references to the Class A-1 Shares such that the authorised share capital of the Company be and is hereby amended to be US$10,000 divided into 300,000,000 class L ordinary shares of a par value of US$0.00001 each, 100,000,000 class L non-voting ordinary shares of a par value of US$0.00001 each, 300,000,000 class A-1 non-voting ordinary shares of a par value of US$0.00001 each and 300,000,000 class A-2 non-voting ordinary shares of a par value of US$0.00001 each.

[Remainder of page intentionally blank]

ASPECT SOFTWARE GROUP HOLDINGS LTD.

SIGNED by the holders of the Company’s Voting L Shares on 30 November 2010.

CCG Investments BVI, L.P.

CCG Associates – QP, L.L.C.

CCG Associates – AI, L.L.C.

CCG Investment Fund – AI, L.P.

CCG AV, L.L.C.—series A

CCG AV, L.L.C.—series C

CCG AV, L.L.C.—series F

CCG AV, L.L.C.—series I

CCG CI, L.L.C.

By:	Golden Gate Capital Management, L.L.C.
Its:	Authorised Representative

By:	/s/ David Dominik
Name:	David Dominik
Its:	Managing Director

Golden Gate Capital Investment Fund II, LP

Golden Gate Capital Investment Fund II-A, LP

Golden Gate Capital Investment Fund II (AI), LP

Golden Gate Capital Investment Fund II-A (AI), LP

Golden Gate Capital Associates II-QP, LLC

Golden Gate Capital Associates II-AI, LLC

By:	Golden Gate Capital Management II, L.L.C.
Its:	Authorised Representative

By:	/s/ David Dominik
Name:	David Dominik
Its:	Managing Director

2

ASPECT SOFTWARE GROUP HOLDINGS LTD.

OAK INVESTMENT PARTNERS IX, LIMITED PARTNERSHIP

By:	Oak Associates IX, LLC
Its:	General Partner

By:	/s/ Fredric W. Harman
Name:	Fredric W. Harman
Its:	Managing Member

OAK IX AFFILIATES FUND, LIMITED PARTNERSHIP

By:	Oak IX Affiliates, LLC
Its:	General Partner

By:	/s/ Fredric W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

OAK IX AFFILIATES FUND-A, LIMITED PARTNERSHIP

By:	Oak IX Affiliates, LLC
Its:	General Partner

By:	/s/ Fredric W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

OAK INVESTMENT PARTNERS X, LIMITED PARTNERSHIP

By:	Oak Associates X, LLC
Its:	General Partner

By:	/s/ Fredric W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

3

ASPECT SOFTWARE GROUP HOLDINGS LTD.

OAK X AFFILIATES FUND, LIMITED PARTNERSHIP

By:	Oak X Affiliates, LLC
Its:	General Partner

By:	/s/ Fredric W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP

By:	Oak Associates XI, LLC
Its:	General Partner

By:	/s/ Fredric W. Harman
Name:	Frederic W. Harman
Its:	Managing Member

4